EXHIBIT 99.1

For immediate release.

DIGITAL ALLY TO BEGIN SHIPPING DVM-750 ADVANCED IN-CAR VIDEO SYSTEMS

COMPANY AWARDED INITIAL STATEWIDE CONTRACT FOR DVM-750 SYSTEMS

OVERLAND PARK, Kansas (April 2, 2009) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial security applications, today announced that the final version of its latest, most advanced in-car video system – the DVM-750 – has been released from engineering and delivered to production at the Company’s manufacturing facility in Grain Valley, Missouri.  The Company plans to begin delivering DVM-750 systems to law enforcement agencies later this month.

The DVM-750 In-Car Video System Integrated into a Rear View Mirror offers the following significant upgrades and enhancements, when compared with the Company’s highly successful DVM-500 model:

•	The ability to connect up to four cameras and then select two cameras plus three audio channels for simultaneous recording.
•	Full D1 recording resolution (720 X 480).
•	Built-in monitor (1000 Nits) that is ten times brighter than previous displays.
•	Electronic locking door with secure password access.
•	Utilization of the latest h.264 recording codec.
•
The new VoiceVault™ advanced wireless microphone with industry-first features, including a range of up to one mile and on-board memory that can record audio evidence when the officer is beyond the range of the in-car recording device.

An 8GB card comes standard with the DVM-750, and larger capacity cards are optional to provide longer recording times.

“Although the DVM-750 was originally scheduled for release in the fourth quarter of 2008, we elected to delay production until management was satisfied that the new system was engineered to the highest standards as the most robust, feature-rich, space-efficient, cost-efficient in-car video system in its class on the market,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc.  “Customers have responded enthusiastically to the DVM-750 and its innovative features.  We have a backlog of over $2 million in orders for the new systems that we expect to begin shipping later this month.”

The Company also announced that it has been awarded an initial statewide contract for the DVM-750.  The name of the state was not disclosed, at the request of the customer.  The contract is for a period of twelve months, with two additional twelve-month extensions available if agreeable to both parties.  Immediately following the award, the state’s Highway Patrol Department placed an initial order for DVM-750 systems.  The contract provides that the DVM-750 can be purchased by all city, county and other state law enforcement agencies at the prices stipulated in the contract.

“This is Digital Ally’s first statewide contract for the DVM-750, and if the contract is extended over the full three-year period, we believe it could result in cumulative orders totaling in excess of $4 million,” continued Ross.  “The Company currently has seven statewide contracts for its DVM-500 system.”

“Other new products scheduled for introduction in 2009 include the DVM-500Ultra, a waterproof, portable video and audio system designed for police motorcycles, ATV beach patrol units, the U.S. Coast Guard, and marine police agencies;  FirstVu™, a professional, wearable digital video/audio system with GPS marking features and infrared illumination for low-light operation; VoiceVault™, an advanced wireless microphone with a transmission range in excess of one mile, on-board memory, and an ‘office down/emergency’ call button that provides the GPS location of the officer; and the DVM-250 Pro, an event recorder for mass transportation markets,” concluded Ross.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial security applications.  The Company’s primary focus is digital video imaging and storage.  For additional information, visit www.digitalallyinc.com

The Company is headquartered in Overland Park, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934.  These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management.  Therefore, actual results could differ materially from the forward-looking statements contained in this press release.  A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: the Company’s ability to deliver its new product offerings as scheduled and have them perform as planned or advertised; its ability to increase revenue and profits in the current economic climate; the sales that will ultimately be generated under its first statewide contract for the DVM-750; its ability to continue to expand its share of the in-car video market in the domestic and international law enforcement communities; uncertainties regarding market acceptance, domestically and internationally, for one or more of its new products; its ability to commercialize its products and production processes, including increasing its production capabilities to satisfy orders in a cost-effective manner; competition; patent protection on its products; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters.  These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures.  The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements.  The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking.  The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.  Additional information respecting risk factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com